Exhibit 99.2

Assured Guaranty Re Overseas Ltd.

(a wholly-owned subsidiary of Assured Guaranty Re Ltd.)

Consolidated Financial Statements

December 31, 2022 and 2021

Assured Guaranty Re Overseas Ltd.

Index to Consolidated Financial Statements

December 31, 2022 and 2021

Report of Independent Auditors

To the Board of Directors of Assured Guaranty Re Overseas Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Re Overseas Ltd. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 19, 2023

Assured Guaranty Re Overseas Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of December 31,
	2022	2021
Assets
Investments, at fair value:
Fixed-maturity securities, available-for-sale, net of allowance for credit loss of $562 and $0 (amortized cost of $403,961 and $390,927)	$371,341	$414,639
Short-term investments	2,411	9,826
Total investments	373,752	424,465
Cash	2,325	507
Loan receivable from affiliate	20,000	20,000
Premiums receivable	746	707
Deferred acquisition costs	2,484	1,602
Ceded unearned premium reserve	7,475	9,044
Deferred tax asset, net	5,811	—
Guaranty fee receivable	7,104	—
Other assets	6,529	6,241
Total assets	$426,226	$462,566

Liabilities
Unearned premium reserve	$16,961	$20,093
Loss and loss adjustment expense reserve	6,109	7,117
Deferred tax liability, net	—	6,470
Guaranty liability	7,411	—
Other liabilities (includes $69 and $0, at fair value)	5,491	4,032
Total liabilities	35,972	37,712

Commitments and contingencies (Note 13)

Shareholder’s equity
Common stock ($1.00 par value, 1,000,000 shares authorized, issued and outstanding in 2022 and 2021)	1,000	1,000
Additional paid-in capital	135,964	135,964
Retained earnings	278,616	269,158
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $(6,732) and $4,980	(25,326)	18,732
Total shareholder’s equity	390,254	424,854
Total liabilities and shareholder’s equity	$426,226	$462,566
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2022	2021
Revenues
Net earned premiums	$3,916	$4,114
Net investment income	14,111	12,618
Net realized investment gains (losses)	(720)	638
Other income (loss)	(155)	(67)
Total revenues	17,152	17,303

Expenses
Loss and loss adjustment expenses (benefit)	(793)	3,711
Amortization of deferred acquisition costs	343	391
Employee compensation and benefit expenses	4,441	4,638
Other operating expenses	1,920	1,391
Total expenses	5,911	10,131

Income (loss) before income taxes	11,241	7,172

Provision (benefit) for income taxes
Current	2,352	831
Deferred	(569)	395
Total provision (benefit) for income taxes	1,783	1,226

Net income (loss)	$9,458	$5,946

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2022	2021
Net income (loss)	$9,458	$5,946

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(10,832) and $(2,687)	(40,748)	(10,111)
Investments with credit impairment, net of tax provision (benefit) of $(880) and $0	(3,310)	—
Other comprehensive income (loss)	(44,058)	(10,111)

Comprehensive income (loss)	$(34,600)	$(4,165)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2022 and 2021

(in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
As of December 31, 2020	$1,000	$135,964	$263,212	$28,843	$429,019
Net income	—	—	5,946	—	5,946
Other comprehensive loss	—	—	—	(10,111)	(10,111)
As of December 31, 2021	1,000	135,964	269,158	18,732	424,854
Net income	—	—	9,458	—	9,458
Other comprehensive loss	—	—	—	(44,058)	(44,058)
As of December 31, 2022	$1,000	$135,964	$278,616	$(25,326)	$390,254

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$9,458	$5,946
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	1,375	1,538
Change in premiums receivable, net of premiums and commissions payable	(24)	8,724
Change in ceded unearned premium reserve	1,569	1,459
Change in unearned premium reserve	(3,132)	(14,872)
Change in loss and loss adjustment expense reserve, net	(797)	10,421
Change in deferred acquisition costs	(882)	3,835
Other	1,448	(271)
Net cash flows provided by (used in) operating activities	9,015	16,780

Cash flows from investing activities:
Fixed-maturity securities, available-for-sale:
Purchases	(48,721)	(68,097)
Sales	18,720	864
Maturities	15,419	31,899
Net sales (purchases) of short-term investments with original maturities of less than three months	7,416	8,790
Proceeds from repayment of loan to affiliate	—	10,000
Other	(3)	18
Net cash flows provided by (used in) investing activities	(7,169)	(16,526)

Net cash flows provided by (used in) financing activities	—	—

Effect of foreign exchange rate changes	(28)	4
Increase (decrease) in cash	1,818	258
Cash at beginning of period	507	249
Cash at end of period	$2,325	$507

Supplemental cash flow information
Income taxes paid (received)	$2,369	$600

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements

1.    Business and Basis of Presentation

Business

    Assured Guaranty Re Overseas Ltd. (AGRO or, together with its subsidiary, the Company) is a wholly-owned subsidiary of Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which is a wholly-owned subsidiary of Assured Guaranty Re Ltd. (AG Re), a Bermuda domiciled company. AG Re is a direct subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), also a Bermuda domiciled company. AGL provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets, as well as asset management services.

    AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York company. AGRO maintains certified reinsurer status by the Missouri Department of Insurance.

    AGRO guarantees specialty business on various lines of structured finance business that have similar risk profiles to those of the structured finance financial guaranty transactions insured by its affiliates and previously reinsured by it, as well as reinsurance on public finance financial guaranty business. The Company currently provides insurance and reinsurance mainly for life insurance transactions and aircraft residual value insurance (RVI) transactions. Life insurance transactions provide U.S. life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by U.S. state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date.

    The Company has a portfolio of financial guaranty reinsurance under quota share treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of scheduled principal and interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGRO and its subsidiary. Intercompany accounts and transactions between and among AGRO and its subsidiary have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statements of operations.

    The Company participates in AGL’s long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 12, Related Party Transactions for additional information.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
    Other accounting policies are included in the following notes to the consolidated financial statements.

Accounting Policies

Note Name	Note Number
Premium revenue recognition	Note 3
Loss and loss adjustment expense	Note 4
Policy acquisition costs	Note 5
Reinsurance	Note 6
Guaranty	Note 7
Investments and cash	Note 8
Fair value measurement	Note 9
Income taxes	Note 10
Loan receivable from affiliate	Note 12
Commitments and contingencies	Note 13

Recent Accounting Standards Adopted

Reference Rate Reform

    In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform.

The Company adopted the optional relief afforded by this ASU in the third quarter of 2021 on a prospective basis, and the guidance will be followed until the optional relief terminates on December 31, 2024. The Company has identified insurance contracts and other financial instruments that are directly or indirectly influenced by LIBOR, and will be applying the accounting relief as relevant contract modifications are made during the Reference Rate Transition Period. There was no impact to the Company’s consolidated financial statements upon the initial adoption of this ASU.

Recent Accounting Standards Not Yet Adopted

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.  The amendments in this ASU:

•improve the timeliness of recognizing changes in the liability for future policy benefits and modify the rate used to discount future cash flows,
•simplify and improve the accounting for certain market-based options or guaranties associated with deposit (or account balance) contracts,
•simplify the amortization of deferred acquisition costs (DAC), and
•improve the effectiveness of the required disclosures.

    In November 2020, the FASB deferred the effective date of this ASU to January 1, 2023 with early adoption permitted.

This ASU does not affect the Company’s financial guaranty insurance contracts. The Company assessed the impact for certain specialty (non-financial guaranty) insurance contracts and determined that there will be no impact to the Company’s consolidated financial statements upon the adoption of this ASU on January 1, 2023.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
2.    Outstanding Exposure

    The Company’s outstanding exposure is primarily to assumed reinsurance. Approximately 75% and 92% of its gross outstanding exposure was assumed exposure as of December 31, 2022 and December 31, 2021, respectively, with the remainder written on a direct basis. The Company’s assumed reinsurance exposure is to both specialty business (e.g., life insurance transactions and RVI) and financial guaranty transactions (almost exclusively public finance). The Company’s specialty business not executed in financial guaranty form have risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Life Insurance Transactions

    Life insurance transactions assumed by the Company provide U.S. life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by U.S. state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. The Company underwrites life insurance transactions by evaluating the amount and type of assets supporting the excess statutory reserves for a pool of life insurance policies. The Company would be required to pay reinsurance claims if mortality rates in the insured pool significantly exceeded currently expected mortality rates and if the assets supporting the excess statutory reserves to cover such an increase in mortality rates were exhausted.

    The Company has executed life insurance transactions in both specialty insurance and reinsurance form and financial guaranty form (such transactions executed in financial guaranty form are included in the structured finance financial guaranty insurance exposure totals in this note).

RVI

    RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date, or strike date.  The Company seeks to limit its exposure to losses by underwriting aviation assets that it views as investment grade at inception, diversifying its insured portfolio across aircraft types and policy strike dates. This approach is designed to reduce the Company’s exposure to the severe devaluation of a specific aircraft type or a temporary disruption in the overall aviation market.  The RVI policy amount is set at or below a stressed forecasted value for the asset, so that the asset value would need to be below the stressed forecasted amount on the strike date for payment to be due under the RVI policy, with the loss under the RVI policy being the difference between the RVI amount and the amount recovered on the asset. Payment under the policy is contingent upon several factors, including, but not limited to, the asset being delivered to an agreed upon location in a satisfactory condition and without any liens, with deductions being made for any required repairs or improvements. The Company may choose to obtain additional reinsurance for its aircraft RVI reinsurance portfolio in the future in order to manage the size of the total portfolio and the exposure to specific aircraft types.     The Company's RVI transactions were executed in specialty insurance and reinsurance form.

Other Guaranties

The Company also guarantees other specialty business, including guaranteeing the receipt of minimum rental income on portfolios of commercial and real estate properties that is significantly below current annual rental income. The Company’s maximum potential exposure under other guaranties was $228.30 million as of December 31, 2022. See Note 7, Guaranty, for additional information.

Financial Guaranty

    The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

    In its financial guaranty reinsurance business, the Company typically reinsures the ceding companies’ guarantees of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. In the case of accreting (zero-coupon) obligations, the Company includes in its par outstanding calculation the impact of accretion to the reporting date. Foreign denominated par outstanding is translated at the spot rate at the end of the reporting period.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
    Gross debt service outstanding represents the sum of all estimated future debt service payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date. The Company insures obligations supported by non-homogeneous pools of assets.

    The Company calculates its debt service outstanding as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity.

     The calculation of debt service requires the use of estimates, which the Company updates periodically, including updated interest rates for variable rate insured obligations and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations and other factors.

    The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, diversifying its insured portfolio across sector and geography and, in the structured finance portfolio, generally requiring subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future.

Public finance obligations covered by financial guaranty insurance assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings.

Structured finance obligations covered by financial guaranty insurance assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company’s indirect parent, AGL, which includes members of Assured Guaranty’s senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty’s insurance segment and focuses on measuring and managing insurance credit, market and liquidity risk for Assured Guaranty’s insurance segment. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty’s direct and assumed insured business. It implements specific insurance underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL’s insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions, or otherwise outside AGL’s board-approved risk appetite statement, must be approved by this committee.

Separate from AGL’s Portfolio Risk Management Committee, the Company has its own risk management, credit and reserve committees. The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at regular, periodic meetings. The Company’s risk management committee reviews and may revise internal ratings assigned to the insured transactions and reviews sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the Company’s insured portfolio are assigned internal credit ratings by the relevant Company underwriting committee at the transaction’s inception, which credit ratings are updated by the risk management committee based on changes in transaction credit quality. The Company’s reserve committee reviews the reserve methodology for each

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
major asset class or significant BIG transaction, as well as loss projection scenarios and the probability weights assigned to those scenarios. The reserve committee also establishes reserves for AGRO, taking into consideration the supporting information provided by surveillance personnel and subject to approval by the board of directors. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company’s ceding companies, including the Company’s affiliates Assured Guaranty Municipal Corp. (AGM) and Assured Guaranty Corp. (AGC) also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiations with transaction participants and, when necessary, manage any litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company’s internal credit ratings focus on future performance, rather than lifetime performance.
The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Losses, for additional information. Surveillance personnel then assign each BIG transaction to one of the three BIG surveillance categories described below based upon whether a future loss is expected and whether a claim has been paid. The Company uses the pre-tax investment portfolio book yields portfolio to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG surveillance categories are:

•    BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•    BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•    BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Impact of COVID-19 Pandemic

    The emergence and continuation of COVID-19 and reactions to it, including various intermittent closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. The ultimate size, depth, course and duration of the pandemic, and the effectiveness, acceptance, and distribution of vaccines and therapeutics for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Due to the nature of the Company’s business, COVID-19 and its global impact, directly and indirectly affected certain sectors in the insured portfolio.

Shortly after the pandemic reached the U.S. through early 2021 the Company’s surveillance department conducted supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various intermittent closures and capacity and travel restrictions or an economic downturn. Given the significant federal funding to state and local governments in 2021 and the performance it observed, the Company’s surveillance department has reduced these supplemental procedures. However, the Company is still monitoring those sectors it identified as most at risk for any developments related to COVID-19. The Company has paid only relatively small insurance claims it believes are due at least in part to credit stress arising specifically from COVID-19, and has already received reimbursement for most of those claims.

Gross and Net Exposure

	As of December 31, 2022		As of December 31, 2021
Sector	Gross	Net	Gross	Net
	(in thousands)
Life insurance transactions	$1,313,795	$986,204	$1,249,979	$870,476
RVI	355,101	200,048	355,101	200,048
Other guaranties	228,302	228,302	—	—
Financial guaranty U.S. public finance	71,855	71,855	121,443	121,443
Financial guaranty non-U.S. public finance	167,730	167,730	—	—
Total exposure	$2,136,783	$1,654,139	$1,726,523	$1,191,967

Net Exposure (1)
by Internal Rating
As of December 31, 2022

	Life Insurance Transactions		RVI		Other Guaranties		Financial Guaranty		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
AA	986,204	100.0	—	—	228,302	100.0	8,314	3.5	1,222,820	73.9
A	—	—	—	—	—	—	8,067	3.4	8,067	0.5
BBB	—	—	116,197	58.1	—	—	223,199	93.1	339,396	20.5
BIG (2)	—	—	83,851	41.9	—	—	5	—	83,856	5.1
Total net exposure	$986,204	100.0%	$200,048	100.0%	$228,302	100.0%	$239,585	100.0%	$1,654,139	100.0%

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Net Exposure (1)
by Internal Rating
As of December 31, 2021

	Life Insurance Transactions		RVI		Financial Guaranty		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$—	—%	$—	—%	$—	—%
AA	870,476	100.0	—	—	9,356	7.7	879,832	73.8
A	—	—	—	—	54,487	44.9	54,487	4.6
BBB	—	—	116,197	58.1	57,595	47.4	173,792	14.6
BIG (2)	—	—	83,851	41.9	5	—	83,856	7.0
Total net exposure	$870,476	100.0%	$200,048	100.0%	$121,443	100.0%	$1,191,967	100.0%
____________________
(1)    Exposure for life insurance, RVI transactions, other guaranties, and par outstanding for financial guaranty contracts are shown net of any reinsurance ceded.
(2)    As of both December 31, 2022 and December 31, 2021, BIG exposure related to six risks. As of both December 31, 2022 and December 31, 2021, gross RVI BIG exposure was $143.85 million. A risk represents the aggregate of the insurance policies that share the same revenue source for purposes of making debt service payments.

Exposure, Net of Reinsurance
by Sector

	As of December 31,
Sector	2022	2021
	(in thousands)
Life insurance transactions (1)	$986,204	$870,476
RVI	200,048	200,048
Other guaranties	228,302	—
Financial guaranty U.S. public finance:
General obligation	62,600	65,911
Investor-owned utilities	—	45,000
Transportation	4,789	5,363
Municipal utilities	3,703	4,364
Tax-backed	763	805
Financial guaranty U.S. public finance	71,855	121,443
Financial guaranty non-U.S. public finance:
Regulated utilities	167,730	—
Financial guaranty non-U.S. public finance	167,730	—
Total net exposure	$1,654,139	$1,191,967
____________________
(1)    The life insurance transactions net exposure is projected to reach $1.1 billion in 2024.

    Actual amortization differs from expected maturities because borrowers may have the right to call or prepay certain obligations, terminations and because of management’s assumptions on structured finance amortization. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Expected Amortization of Net Exposure
As of December 31, 2022

	Life Insurance Transactions (1)	RVI	Other Guaranties	Financial Guaranty	Total
	(in thousands)
0 to 5 years	$(81,771)	$118,649	$59,299	$124,036	$220,213
5 to 10 years	190,228	81,399	59,299	90,757	421,683
10 to 15 years	877,747	—	59,299	16,587	953,633
15 to 20 years	—	—	50,405	8,205	58,610
Total net exposure	$986,204	$200,048	$228,302	$239,585	$1,654,139
____________________
(1)    The life insurance transactions net exposure is expected to continue to increase over the next three years.

Additional Information Regarding the Financial Guaranty Portfolio

Financial Guaranty Portfolio
Debt Service Outstanding

	As of December 31, 2022		As of December 31, 2021
Sector	Gross	Net	Gross	Net
	(in thousands)
U.S. public finance	$102,284	$102,284	$158,968	$158,968
Non-U.S. public finance	167,730	167,730	—	—
Total financial guaranty portfolio	$270,014	$270,014	$158,968	$158,968

3.    Premiums

Accounting Policies

Life Insurance Transactions and RVI (Specialty Insurance and Reinsurance)

For life insurance transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes that life insurance unearned premium reserve when premiums are due. For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes that RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For life insurance and reinsurance, premiums receivable consist of the amount of contractual premiums currently due.

Financial Guaranty Insurance

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue that has not yet been recognized in the statement of operations.

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
•For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is the present value (discounted at risk free rates) of contractual premiums due. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

    Premiums receivable are discounted at the risk-free rate at inception.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. The Company assesses the need for an allowance for credit loss on premiums receivables each reporting period.

Reinsurance

    For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and available liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts. The accounting model used for premium and loss recognition is based on the underlying contracts of the ceding company as described below.

    Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums.

Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2022	2021
	(in thousands)
Life insurance transactions	$2,297	$2,136
RVI	1,508	1,133
Financial guaranty insurance:
Scheduled net earned premiums	109	717
Accelerations from refundings	2	—
Accretion of discount on net premiums receivable	—	128
Financial guaranty insurance	111	845
Net earned premiums	$3,916	$4,114

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Components of
Unearned Premium Reserve

	As of December 31, 2022			As of December 31, 2021
	Gross	Ceded	Net	Gross	Ceded	Net
	(in thousands)
Life insurance transactions and RVI	$16,948	$7,475	$9,473	$19,969	$9,044	$10,925
Financial guaranty:
Deferred premium revenue	16	—	16	126	—	126
Contra-paid (1)	(3)	—	(3)	(2)	—	(2)
Unearned premium reserve	13	—	13	124	—	124
Total	$16,961	$7,475	$9,486	$20,093	$9,044	$11,049
 ____________________
(1)    Contra-paid reflects claim payments that are recorded when there is no loss and loss adjustment expense (LAE) reserve on a contract.

Gross Premium Receivable, Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2022	2021
	(in thousands)
Beginning of year	$707	$9,375
Less: Specialty insurance premium receivable	707	551
Financial guaranty insurance premiums receivable	—	8,824
Gross premiums received, net of commissions	—	(718)
Adjustments:
Changes in the expected term	—	3,447
Accretion of discount, net of commissions on assumed business	—	90
Cancellation of assumed reinsurance	—	(11,632)
Other	—	(11)
Financial guaranty insurance premium receivable	—	—
Specialty insurance premium receivable	746	707
December 31,	$746	$707

Approximately 11% and 18% of gross premiums receivable as of December 31, 2022 and December 31, 2021, respectively, are denominated in currencies other than the U.S. dollar.

The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance
Expected Future Premium Earnings (1)

As of December 31, 2022
Future Premiums to be Earned

2023 (January 1 – March 31)	$1
2023 (April 1 – June 30)	1
2023 (July 1 – September 30)	1
2023 (October 1 – December 31)	1
Subtotal 2023	4
2024	3
2025	3
2026	2
2027	2
2028-2032	2
Total	16
Future accretion	—
Total future net earned premiums	$16
____________________
(1)    There were no future premiums to be collected as of December 31, 2022.

4.    Losses

Accounting Policies

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts. The corresponding reserve ceded to reinsurers is reported as “reinsurance recoverable on unpaid losses” and reported in “other assets”.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company’s stand-ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the deferred premium revenue on a contract by contract basis. As a result, the Company has expected loss to be paid on financial guaranty contracts that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

    For specialty insurance and reinsurance, unearned premium reserve is not considered in the reported loss and LAE reserves on the consolidated balance sheet. Loss and LAE reserves for specialty insurance and reinsurance consist of the estimates of unpaid reported losses and estimates for incurred but not reported losses. The reserve for unpaid reported losses, established by management based on reports from ceding companies, represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company.  Such reserves may be supplemented, as necessary, by management’s estimates of other losses.  These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in the statement of operations in the period in which they are determined.

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in a reduction in the corresponding loss and LAE reserve with a benefit to the income statement or the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Expected Loss to be Expensed For Financial Guaranty Insurance

    Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company’s projection of incurred losses that will be recognized in future periods, excluding accretion of discount. The Company had $2 thousand of net expected loss to be expensed at December 31, 2022.

Expected Loss to be Paid (Recovered)

    Expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and LAE payments, net of: (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is net of amounts ceded to reinsurers. The Company’s net expected loss to be paid (recovered) incorporates management’s probability weighted scenarios.

Net expected loss to be paid (recovered) includes estimates for specialty insurance and reinsurance, if applicable, as well as financial guaranty insurance. Expected cash outflows and inflows are probability weighted, as applicable, cash flows that reflect management’s assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s risk-management activities. Expected loss to be paid (recovered) is important in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

    Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Loss Estimation Process

    The Company’s loss reserve committee estimates expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the period and its view of future performance.

    The exposures reinsured or insured by the Company may cover an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsurance contract. Credit performance can be adversely affected by economic, fiscal and financial market variability, and the market for assets (for RVI transactions) over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
materially over a reporting period, and have a material effect on the Company’s financial statements. Each quarter, the Company may revise its scenarios and update its assumptions including the probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. Changes in the Company's loss estimates for RVI exposures will be influenced by factors, including the impact of COVID-19 on air travel, impacting the value and demand of the covered assets.

Changes to estimates of net expected loss to be paid (recovered) and net economic loss development (benefit) over a reporting period may be attributable to a number of interrelated factors such as changes in discount rates, improvement or deterioration of transaction performance, loss mitigation activity, changes to projected default curves, severity rates, and dispute resolution.

Actual losses will ultimately depend on future events, transaction performance or other factors that are difficult to predict. As a result, the Company’s current projections of losses may be subject to considerable volatility and may not reflect the Company’s ultimate claims paid.

    The following table presents a roll forward of net expected loss to be paid (recovered) for all contracts. The net expected loss to be paid (recovered) included in the table has been discounted by the Company using the appropriate risk-free rates for U.S. dollar denominated obligations, that ranged from 3.82% to 4.69% with a weighted average of 4.23% as of December 31, 2022 and 0.00% to 1.98% with a weighted average of 0.84% as of December 31, 2021.

Net Expected Loss to be Paid (Recovered)
Roll Forward (1)

	Year Ended December 31,
	2022	2021
	(in thousands)
Net expected loss to be paid (recovered), beginning of period (2)	$4,812	$(5,609)
Economic loss development (benefit) due to:
Accretion of discount	40	—
Changes in discount rates	(338)	(46)
Changes in timing and assumptions	(495)	3,755
Total economic loss development (benefit)	(793)	3,709
Net (paid) recovered losses (3)	—	6,712
Net expected loss to be paid (recovered), end of period (1)	$4,019	$4,812
___________________
(1)    See below for additional information on the roll forward of specialty insurance and reinsurance reserves and losses and LAE and reinsurance recoverable.
(2)    There was no expected LAE to be paid as of December 31, 2022 and December 31, 2021.
(3)     Includes LAE paid of zero and $1.19 million for the years ended December 31, 2022 and 2021, respectively.

    The Company had BIG exposure of $83.86 million as of both December 31, 2022 and December 31, 2021, consisting of $83.85 million RVI and $5 thousand financial guaranty insurance. Expected loss to be paid was $4.02 million and $4.81 million as of December 31, 2022 and December 31, 2021, respectively, and was primarily attributable to certain aircraft RVI exposures.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Insurance Contracts’ Loss Information

    The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2022	2021
	(in thousands)
Balance as of January 1	$7,117	$2,268
Less: Reinsurance recoverable	2,305	66
Net loss and LAE reserve balance as of January 1	4,812	2,202
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	—	7,812
Net loss reserves (salvage) balance as of January 1	4,812	(5,610)
Incurred losses and LAE related to:
Current year	—	2,932
Prior years	(793)	778
Total incurred losses and LAE	(793)	3,710
Loss and LAE and salvage (paid) recovered related to:
Current year	—	—
Prior years	—	6,712
Total loss and LAE and salvage (paid) recovered	—	6,712
Net loss reserves (salvage) balance as of December 31	4,019	4,812
Plus: Salvage and subrogation recoverable, net of reinsurance	—	—
Plus: Reinsurance recoverable (1)	2,090	2,305
Balance as of December 31	$6,109	$7,117
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.

The net loss reserve for specialty insurance and reinsurance as of both December 31, 2022 and 2021 relates to RVI. In addition, the loss and LAE for specialty insurance and reinsurance is primarily related to RVI. The following tables present the ultimate loss and LAE and the paid loss and LAE, net of reinsurance for RVI.

Incurred Claims and Allocated Adjustment Expenses, Net of Reinsurance

	Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022
	(in thousands)
2020	$2,548	$3,335	$2,749
2021		2,932	2,725
2022			—
Total			$5,474

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance

	Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022
	(in thousands)
2020	$7,933	$1,455	$1,455
2021		—	—
2022			—
Total			$1,455
Loss reserve, net of reinsurance			$4,019

    The following table presents the loss and LAE (benefit) reported in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE (Benefit) by Sector

	Year Ended December 31,
Sector	2022	2021
	(in thousands)
Specialty insurance and reinsurance:
RVI	$(793)	$3,719
Life insurance transactions	—	(9)
Specialty insurance and reinsurance	(793)	3,710
Financial guaranty insurance - U.S. public finance	—	1
Loss and LAE	$(793)	$3,711

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary (1)

	As of December 31,
	2022	2021
	(dollars in thousands)
Number of risks (2)	1	1
Remaining weighted-average contract period (in years)	0.6	1.4
Outstanding exposure:
Par	$5	$5
Interest	—	1
Total	$5	$6
_____________________
(1)    All financial guaranty BIG transactions are classified as category 1. Expected losses to be paid and reserves are de minimis as of both December 31, 2022 and 2021.
(2)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

5.     Policy Acquisition Costs

Accounting Policy

    Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
    Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in DAC, with a corresponding offset to net premiums receivable or reinsurance balances payable.

DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

    Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Roll Forward of
Deferred Acquisition Costs

	Year Ended December 31,
	2022	2021
	(in thousands)
Beginning of year	$1,602	$5,437
Deferrals	1,225	(3,483)
Amortization	(343)	(352)
December 31,	$2,484	$1,602

6.     Reinsurance

    The Company assumes exposure (Assumed Business) and cedes portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into, and with respect to new business continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Accounting Policy

For business assumed and ceded, the accounting model used is the same model as would be used if the Company wrote the underlying contract directly instead of assuming it (see Note 3, Premiums and Note 4, Losses).

Financial Guaranty Business

    The Company assumes financial guaranty business from affiliated companies and third-party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

    The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company: (i) if the Company fails to meet certain financial and regulatory criteria; (ii) if the Company fails to maintain a specified minimum financial strength rating; or (iii) upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business, after which the Company would be released from liability with respect to such business.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Insurance and Reinsurance: Life Insurance Transactions and RVI

The Company assumes specialty business from third party insurers (Assumed Specialty Business). It also cedes and retrocedes some of its specialty business to third party reinsurers. A downgrade of AGRO’s financial strength rating by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) below “A” would require AGRO to post, as of December 31, 2022, an estimated $1.32 million of collateral in respect of certain of its Assumed Specialty Business. A further downgrade of AGRO’s S&P rating below “A-” would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below “A-”, would also require AGRO to post, as of December 31, 2022, an estimated $10.27 million of collateral in respect of a different portion of AGRO’s Assumed Specialty Business. AGRO’s ceded/retroceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded/retroceded business upon certain triggering events, such as reinsurer rating downgrades.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed and Ceded Businesses (both financial guaranty and specialty). See Note 12, Related Party Transactions, for balances with affiliates.

Effect of Reinsurance on Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2022	2021
	(in thousands)
Premiums Written:
Assumed	$2,803	$2,538
Ceded	(450)	(392)
Net	$2,353	$2,146

Premiums Earned:
Direct	$1,327	$1,012
Assumed	4,609	4,953
Ceded	(2,020)	(1,851)
Net	$3,916	$4,114

Loss and LAE (benefit):
Direct	$(364)	$5,170
Assumed	(630)	779
Ceded	201	(2,238)
Net	$(793)	$3,711

Exposure to Non-Affiliated Reinsurers (1)

	As of December 31,
	2022	2021
	(in thousands)
Ceded premium payable, net of commissions	$114	$99
Ceded expected loss to be recovered	2,146	2,304
Ceded unearned premium reserve	7,475	9,044
Specialty ceded exposure (see Note 2)	482,644	534,556
____________________
(1)    There was no collateral posted by third-party reinsurers as of December 31, 2022 and December 31, 2021. See Note 12, Related Party Transactions, for information on affiliated reinsurers.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
7.     Guaranty

Accounting Policy

    As described in Note 2, Outstanding Exposure, the Company guarantees the receipt of a minimum rental income from a multifamily and commercial real estate portfolio. The Company accounts for the guarantee in accordance with Accounting Standards Codification (ASC) 460, Guarantees.

Guaranty Fee Receivable and Guaranty Liability

At inception, the Company recorded a noncontingent guaranty liability, which pertains to the Company’s obligation to stand ready to perform over the term of the guaranty. The noncontingent guaranty liability, which amounted to $7.70 million at inception, was recognized at fair value using the guaranty fee receivable by the Company as a practical expedient. The noncontingent guaranty liability will be amortized over the term of the guaranty as AGRO is released from exposure under the guaranty. The Company’s contingent guaranty liability was estimated to be zero at the inception of the guaranty.

The guaranty fee receivable and noncontingent guaranty liability were $7.10 million and $7.41 million, respectively, as of December 31, 2022. The fees earned during 2022 were $0.29 million and were reported in “other income (loss)’ in the consolidated statements of operations.

8.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale, measured at fair value and reported on a trade basis. Unrealized gains and losses on available-for-sale fixed-maturity debt securities that are not associated with credit related factors are reported as a component of accumulated other comprehensive income (AOCI), net of deferred income taxes, in shareholder’s equity. Realized gains and losses on sales of available-for-sale fixed-maturity debt securities and credit losses are reported as a component of net income.

Short-term investments, which are investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

Cash consists of cash on hand and demand deposits.

Net investment income includes the income earned on fixed-maturity securities, short-term investments and loan receivable from affiliate, including amortization of premiums and accretion of discounts. For mortgage-backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. For securities other than purchased credit deteriorated (PCD) securities, any necessary adjustments due to changes in effective yields and expected maturities are recognized in net investment income using the retrospective method. PCD securities are financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by the Company’s assessment.

Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion).

For all securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in “other assets”.

Credit Losses

For fixed-maturity securities classified as available-for-sale for which a decline in the fair value below the amortized cost is due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to net realized investment gains (losses). The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The allowance for credit losses is limited

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
to the difference between amortized cost and fair value. The difference between fair value and amortized cost that is not associated with credit related factors is presented as a component of AOCI.

When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each reporting period.

The allowance for credit losses and the corresponding charge to net realized investment gains (losses) may be reversed if conditions change, however, the allowance for credit losses is never reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in net realized investment gains (losses).

An allowance for credit losses is established upon initial recognition for available-for-sale PCD securities. On the date of acquisition the amortized cost of PCD securities is equal to the purchase price plus the allowance for credit losses with no credit loss expense recognized in the consolidated statements of operations. After the date of acquisition, deterioration or improvement in credit will result in an increase or decrease, respectively, to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company performs a discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a change in the allowance for credit losses. Changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment to the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest when it is six-months past due or on the date it is deemed uncollectible, if earlier. All write-offs of accrued interest are recorded as a reduction to net investment income in the consolidated statements of operations. For securities the Company intends to sell the amortized cost is written down to fair value with a corresponding charge to net realized investment gains (losses) if (1) it is more-likely-than-not that the Company will be required to sell before recovery of its amortized cost, and (2) the fair value of the security is below amortized cost. No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

Investment Portfolio

As of December 31, 2022, the majority of the investment portfolio is managed by one outside manager. The Company has established investment guidelines for its investment manager regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

Accrued interest income on the investment portfolio and the loan receivable from affiliate was $4.08 million and $3.59 million as of December 31, 2022 and December 31, 2021, respectively. In 2022 and 2021, the Company did not write off any accrued investment income.

As of December 31, 2022 and December 31, 2021, the Company had $2.41 million and $9.83 million in short-term securities in its investment portfolio. Weighted average credit rating of short-term securities was AAA as of both December 31, 2022 and December 31, 2021, based on the lower of the Moody’s Investors Service, Inc. (Moody’s) and S&P classifications.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2022

Security Type	Percent of Total (2)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Credit Rating (4)
	(dollars in thousands)
Obligations of state and political subdivisions	36%	$146,834	$—	$479	$(12,369)	$134,944	AA
U.S. government and agencies	1	5,764	—	210	—	5,974	AA+
Corporate securities (3)	43	174,573	(420)	157	(18,659)	155,651	A-
Mortgage-backed securities (5):
Residential mortgage-backed securities (RMBS)	4	17,964	(142)	782	(1,265)	17,339	AA-
Commercial mortgage-backed securities (CMBS)	7	25,759	—	—	(857)	24,902	AAA
Asset-backed securities:
Collateralized loan obligations (CLOs)	7	25,804	—	7	(476)	25,335	AAA
Other	2	7,263	—	—	(67)	7,196	AAA
Total available-for-sale fixed-maturity securities (6)	100%	$403,961	$(562)	$1,635	$(33,693)	$371,341	A+

Available-for-Sale Fixed-Maturity Securities by Security Type (1)
As of December 31, 2021

Security Type	Percent of Total (2)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Credit Rating (4)
	(dollars in thousands)
Obligations of state and political subdivisions	40%	$157,793	$12,101	$(352)	$169,542	AA
U.S. government and agencies	1	5,690	828	—	6,518	AA+
Corporate securities (3)	39	152,832	7,102	(214)	159,720	A-
Mortgage-backed securities (5):
RMBS	6	23,352	2,464	—	25,816	AA-
CMBS	6	24,127	1,665	—	25,792	AAA
Asset-backed securities (CLOs)	7	26,609	69	(16)	26,662	AAA
Non-U.S. government securities	1	524	65	—	589	AA-
Total available-for-sale fixed-maturity securities (6)	100%	$390,927	$24,294	$(582)	$414,639	A+
____________________
(1)    There was no allowance for credit losses as of December 31, 2021.
(2)    Based on amortized cost.
(3)    Includes securities issued by taxable universities and hospitals.
(4)    Ratings represent the lower of the Moody’s and S&P classifications except for risk management securities, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(5)    U.S. government-agency obligations were approximately 62% of mortgage backed securities as of December 31, 2022 and 65% as of December 31, 2021, based on fair value.
(6)    0.6% of fixed-maturity securities are rated BIG as of both December 31, 2022 and December 31, 2021 based on fair value.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2022

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$68,297	$(3,526)	$19,882	$(8,843)	$88,179	$(12,369)
U.S. government and agencies	141	—	—	—	141	—
Corporate securities	103,724	(6,501)	30,901	(8,290)	134,625	(14,791)
Mortgage-backed securities:
RMBS	13,756	(934)	110	(9)	13,866	(943)
CMBS	24,902	(857)	—	—	24,902	(857)
Asset-backed securities:
CLOs	11,960	(219)	12,049	(257)	24,009	(476)
Other	7,196	(67)	—	—	7,196	(67)
Total	$229,976	$(12,104)	$62,942	$(17,399)	$292,918	$(29,503)
Number of securities (1)		158		52		209

Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2021

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$23,844	$(352)	$—	$—	$23,844	$(352)
Corporate securities	22,407	(214)	—	—	22,407	(214)
Mortgage-backed securities:
RMBS	4	—	—	—	4	—
CLOs	19,534	(16)	—	—	19,534	(16)
Total	$65,789	$(582)	$—	$—	$65,789	$(582)
Number of securities		32		—		32
__________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2022 and December 31, 2021 were not related to credit quality and in the case of 2022, were primarily attributable to rising interest rates. As of December 31, 2022, the Company did not intend to and is not required to sell investments in an unrealized loss position prior to expected recovery in value. As of December 31, 2022, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 68 securities had unrealized losses in excess of 10% of its carrying value, whereas as of December 31, 2021 there were no securities in an unrealized losses in excess of 10% of its carrying value. The total unrealized loss for these securities was $21.98 million as of December 31, 2022.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2022 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Distribution of Available-for-Sale Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2022

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$7,217	$7,219
Due after one year through five years	90,615	88,374
Due after five years through 10 years	131,327	124,272
Due after 10 years	131,079	109,235
Mortgage-backed securities:
RMBS	17,964	17,339
CMBS	25,759	24,902
Total	$403,961	$371,341

Based on fair value, investments that are held in trust for the benefit of an affiliated ceding insurer in accordance with statutory requirements totaled $3.21 million as of December 31, 2021.

There were no investments that were non-income producing during the twelve months period ending December 31, 2022 and December 31, 2021.

Income from Investments

Net investment income is a function of the yield that the Company earns on available-for-sale fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Income from Investments

	Year Ended December 31,
	2022	2021
	(in thousands)
Investment income:
Interest income from fixed-maturities and short-term investments	$13,497	$11,969
Interest income from loan receivable from affiliate (see Note 12)	917	935
Investment income	14,414	12,904
Investment expenses	(303)	(286)
Net investment income	$14,111	$12,618

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2022	2021
	(in thousands)
Gross realized gains on sales of available-for-sale securities	$97	$10
Gross realized losses on sales of available-for-sale securities	(260)	—
Change in allowance for credit losses	(562)	—
Other net realized gains (losses)	5	628
Net realized investment gains (losses)	$(720)	$638

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
As of December 31, 2022 and December 31, 2021, allowance for credit losses was $0.56 million and zero, respectively. The Company recorded $0.56 million in credit loss expense in 2022 for securities for which credit losses were not previously recognized. The Company did not record any credit losses during 2021. The Company did not purchase any securities with credit deterioration during the periods presented.

9.    Fair Value Measurement

Accounting Policy

The Company carries all of its investment portfolio and derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding company's creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2022, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s valuation methods produce fair values that may not be indicative of net realizable value or future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels, with Level 1 being the highest and Level 3 the lowest. An asset’s or liability’s categorization within the hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There were no transfers from or into Level 3 during the periods presented.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market based inputs.

As of December 31, 2022, the Company used models to price 19 securities. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified as Level 1 as their value is based on quoted market prices. Securities such as discount notes are classified as Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Contracts Accounted for as Derivatives

As of December 31, 2022, the net par outstanding of derivatives (which was all investment grade) was $167.73 million and the fair value of derivatives was a liability of $69 thousand. The change in fair value of derivatives recorded in “other income (loss)” was a gain of $180 thousand in 2022. The estimated remaining weighted average life of derivatives was 4.1 years at December 31, 2022. The Company had no derivatives as of and for the year ended December 31, 2021.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2022

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Investments:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$134,944	$—	$134,944
U.S. government and agencies	—	5,974	—	5,974
Corporate securities	—	155,651	—	155,651
Mortgage-backed securities:
RMBS	—	14,325	3,014	17,339
CMBS	—	24,902	—	24,902
Asset-backed securities	—	7,196	25,335	32,531
Total fixed-maturity securities, available-for-sale	—	342,992	28,349	371,341
Short-term investments	2,411	—	—	2,411
Total assets carried at fair value	$2,411	$342,992	$28,349	$373,752
Liabilities:
Derivative liabilities (1)	$—	$—	$69	$69
Total liabilities carried at fair value	$—	$—	$69	$69
____________________
(1)    Reported in “other liabilities”.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2021

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Investments:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$169,542	$—	$169,542
U.S. government and agencies	—	6,518	—	6,518
Corporate securities	—	159,720	—	159,720
Mortgage-backed securities:
RMBS	—	22,071	3,745	25,816
CMBS	—	25,792	—	25,792
Asset-backed securities	—	—	26,662	26,662
Non-U.S. government securities	—	589	—	589
Total fixed-maturity securities, available-for-sale	—	384,232	30,407	414,639
Short-term investments	9,826	—	—	9,826
Total assets carried at fair value	$9,826	$384,232	$30,407	$424,465

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2022 and 2021.

Roll Forward of Level 3 Assets at Fair Value on a Recurring Basis
Year Ended December 31, 2022

	Fixed-Maturity Securities, Available-for-Sale				Derivative (Liability)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2021	$3,745		$26,662		$—
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	58	(1)	16	(1)	180	(2)
Other comprehensive income (loss)	(601)		(522)		—
Issuances	—		—		(249)
Settlements	(188)		(821)		—
Fair value as of December 31, 2022	$3,014		$25,335		$(69)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2022 included in:
Earnings					$—
Other comprehensive income (OCI)	$(599)		$(517)

Roll Forward of Level 3 Assets At Fair Value on a Recurring Basis
Year Ended December 31, 2021

	Fixed-Maturity Securities, Available-for-Sale
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2020	$4,119		$24,837
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	191	(1)	84	(1)
Other comprehensive income (loss)	56		(37)
Purchases	—		14,795
Settlements	(621)		(13,017)
Fair value as of December 31, 2021	$3,745		$26,662
Change in unrealized gains (losses) included in OCI related to financial instruments held as of December 31, 2021	$18		$16
 ____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income”.
(2)    Reported in “other income (loss).”

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2022

Financial Instrument Description (1)	Fair Value (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Investments:
Fixed-maturity securities, available-for-sale:
RMBS	$3,014	Conditional prepayment rate	7.0%	-	10.6%	7.0%
		Conditional default rate	1.6%	-	3.2%	1.6%
		Loss severity	100.0%
		Yield	9.4%	-	9.9%	9.9%
Asset-backed securities (CLOs)	25,335	Discount margin	1.9%	-	2.1%	1.9%

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2021

Financial Instrument Description (1)	Fair Value (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Investments:
Fixed-maturity securities, available-for-sale:
RMBS	$3,745	Conditional prepayment rate	2.0%	-	6.1%	6.1%
		Conditional default rate	1.4%	-	3.2%	1.4%
		Loss severity	100.0%
		Yield	4.5%	-	4.7%	4.7%
Asset-backed securities (CLOs)	26,662	Discount margin	0.0%	-	1.1%	1.0%
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in these tables.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Affiliate

The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2022		As of December 31, 2021
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$20,000	$19,814	$20,000	$20,583
Other assets (1)	4,098	4,098	3,589	3,589
Financial guaranty insurance contracts (2)	(14)	(14)	(114)	(114)
Guarantee liability, net	(307)	(591)	—	—
____________________
(1)    Consist of accrued interest. Carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums and losses, net of reinsurance.

10.    Income Taxes

AGRO is not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Current tax assets and liabilities are reported in “other assets” or “other liabilities” on the consolidated balance sheets.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2022	2021
	(in thousands)
Net deferred tax assets (liabilities)	$5,811	$(6,470)
Net current tax assets (liabilities)	219	202

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2022	2021
	(in thousands)
Deferred tax assets:
Net unrealized investment losses	$6,732	$—
Loss and LAE reserve	638	—
Unearned premium reserves, net	—	572
Other	25	37
Total deferred tax assets	7,395	609

Deferred tax liabilities:
Net unrealized investment gains	—	4,980
Deferred acquisition costs	312	1,102
Investments	972	627
Loss and LAE reserve	—	341
Unearned premium reserves, net	51	—
Other	249	29
Total deferred tax liabilities	1,584	7,079
Net deferred tax assets (liabilities)	$5,811	$(6,470)

Changes in market conditions during 2022, including rising interest rates, resulted in the recording of deferred tax assets related to net unrealized tax capital losses. When assessing recoverability of these deferred tax assets, the Company considers the ability and intent to hold the underlying securities to recovery in value, if necessary. As of December 31, 2022, the Company concluded that the deferred tax assets related to the unrealized tax capital losses on the available-for-sale securities portfolios are, more likely than not, expected to be realized.

Provision for Income Taxes

A reconciliation of the difference between the provision for income taxes and the expected tax provision at the U.S. marginal corporate income tax rate of 21% for 2022 and 2021 is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2022	2021
	(dollars in thousands)
Expected tax provision (benefit)	$2,361	$1,506
Tax-exempt interest	(452)	(413)
Return to provision adjustment	(128)	142
Other	2	(9)
Total provision (benefit) for income taxes	$1,783	$1,226
Effective tax rate	15.9%	17.1%

Audits

As of December 31, 2022, AGOUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2019 forward and is not currently under audit with the U.S. IRS.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
11.     Insurance Company Regulatory Requirements

The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AGRO.

Insurance Regulatory Amounts Reported

	Policyholders’ Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
AGRO	$390,214	$424,801	$9,458	$5,946

Basis of Regulatory Financial Reporting

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AGRO's statutory statements, that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

For AGRO, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more as set out in its previous year’s financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer’s statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, which is $97.55 million, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2023 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $20.54 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $97.55 million as of December 31, 2022. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $373.73 million as of December 31, 2022, and (ii) the amount of statutory surplus, which as of December 31, 2022 was $253.25 million.

The Company did not declare or pay dividends during 2022 or 2021.

Under the Insurance Act 1978, AGRO must ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

The Company is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
12.    Related Party Transactions

Expense Sharing Agreements

The Company and various of its affiliates are parties to the Third Amended and Restated Service Agreement, effective as January 1, 2020 (as amended, the Group Service Agreement).  The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group.  Under the Group Service Agreement, AG Services' employees make available to the Company certain services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services. Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services, intercompany allocation of expenses and quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2022	2021
	(in thousands)
Affiliated companies:
AG Services	$4,578	$3,999
AGL	559	428
Total	$5,137	$4,427

The following table summarizes the amounts due to (from) affiliated companies.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2022	2021
	(in thousands)
Affiliated companies
AG Services	$3,083	$2,760
AGL	922	574
AG Re	646	36
AGM	61	68
AGC	27	19
Assured Investment Management LLC	2	2
Total	$4,741	$3,459

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.00 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., Municipal Assurance Corp., an affiliate which was merged with AGM on April 1, 2021. Interest accrues on the unpaid principal amount of the loan at a rate of

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
six-month LIBOR plus 3.00% per annum. During 2021, AGUS repaid $10.00 million in outstanding principal on that loan as well as accrued and unpaid interest. During 2022, AGUS repaid only accrued and unpaid interest and did not repay any principal. In 2018 the parties agreed to extend the maturity date of the loan to November 2023. As of December 31, 2022, $20.00 million remained outstanding. The Company recognized $0.92 million and $0.94 million of interest income during the years ended December 31, 2022 and 2021, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material related party reinsurance balances.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2022	2021
	AGC	AGC
	(in thousands)
Assets:
DAC (1)	$—	$28
Liabilities:
Unearned premium reserve	—	92
Other information:
Exposure
Assumed par outstanding	51,531	53,253
_____________________
(1)    Represents assumed ceding commissions.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2022		2021
	AGC	AG Re	AGC	AG Re
	(in thousands)
Revenues:
Net earned premiums	$92	$—	$63	$757
Other income (loss)	—	—	—	(59)
Expenses:
Amortization of DAC	28	—	18	227

Guaranty

AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the Guaranteed Obligations). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL. The investment management expenses from transactions with these related parties for the years ended December 31, 2022 and 2021 were approximately $0.26 million and $0.33 million, respectively.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
13.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

14.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2022

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2021	$18,732	$—	$18,732
Other comprehensive income (loss) before reclassifications	(40,873)	(3,754)	(44,627)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(158)	(562)	(720)
Tax (provision) benefit	33	118	151
Total amount reclassified from AOCI, net of tax	(125)	(444)	(569)
Other comprehensive income (loss)	(40,748)	(3,310)	(44,058)
Balance, December 31, 2022	$(22,016)	$(3,310)	$(25,326)

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2021

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2020	$28,843	$—	$28,843
Other comprehensive income (loss) before reclassifications	(9,607)	—	(9,607)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	638	—	638
Tax (provision) benefit	(134)	—	(134)
Total amount reclassified from AOCI, net of tax	504	—	504
Other comprehensive income (loss)	(10,111)	—	(10,111)
Balance, December 31, 2021	$18,732	$—	$18,732

15.    Subsequent Events

Subsequent events have been considered and disclosed if material through April 19, 2023, the date on which these financial statements were issued.